Exhibit 10.2

-----------------------PUBLIC TRANSLATION OF EXTENSION AGREEMENT---------------------

MEMORANDUM OF AGREEMENT------------------------------------------------------------------------
On June 11, 2009 in the city of Neuquén, a meeting is held between, on behalf of the Province of Neuquén, the members of the Renegotiation Technical Commission set up by Executive Order number 822/2008 and Resolution of the State Secretariat of Natural Resources number 104/08, Mr. Héctor Mendiberri, Mr. Juan Carlos Nayar, Mr. Alex Valdez, Mr. José Gabriel López and Mr.  Ricardo Dardo Esquivel domiciled at Rioja 229 of the city of Neuquén (hereinafter the “PROVINCE”), one party, and Petrolera Entre Lomas S.A. (hereinafter “ PELSA”), herein represented by Oscar  Aníbal Vicente and José Pantano,  domiciled at Bouchard 680, 18th Floor, City of Buenos Aires, Petrobras Energia S.A., herein represented by Mr. Marcelo Daniel Sampataro, domiciled at Maipú 1, 22nd. Floor, City of Buenos Aires, and APCO Argentina, herein represented by Mr. Mr. Ernesto Alejandro Hermo, domiciled at Libertador 498, 26th Floor , City of Buenos Aires (hereinafter all of them jointly referred to as the “COMPANIES” and individually as “COMPANY”), the other party, and both jointly referred to as the "PARTIES", and ------------WHEREAS: -------------------------------------------------------------------------------------------------------
On May 23, 2008, the Executive Power of the PROVINCE issued the Executive Order number 822/08 by means of which the State Secretariat of Natural Resources was authorized by the National Government to call for public bids of companies licensed to exploit hydrocarbon areas which were interested in their registration in the Provincial Registry of Renegotiation of Concessions of Hydrocarbon Areas, under the applicable national and provincial law in effect, approving the Fundamental Terms and Conditions of said public call for bids pursuant to National Laws number 17319, 23696, 24145 and 26197, National Executive Orders number 1055/89, 1212/89, 1589/89, 1285/92, 1287/92, 1291/94 and 1008/94, and Administrative Decision of the Chief of the Cabinet of Ministers of the National Executive Power number 407/97, and all other applicable national and provincial laws.
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On the other hand, the PROVINCE, pursuant to the applicable hydrocarbon laws in effect, in addition to the administration of the areas and concessions, is extending the concession terms for the exploitation of the national concessions referred to, with the purpose hereinafter stated, and essentially with the purpose of obtaining better income on the gas and oil production within its sovereignty, increasing the reserves and the production as well as improving the investments in exploration, all of this under Acts number 17319, 24145, 23696 (and norms derived from the latter),  and Act 26197, whose section 6 sets forth: “As from the enactment of this law, the Provinces, as Application Authority, shall exercise the functions of counterpart of the exploration permits, hydrocarbon exploitation and transportation concessions, having authority, among others, to: (I) exercise fully and independently the activities related to the control and supervision of the above mentioned permits and concessions, and of any other kind of hydrocarbon exploration and/or exploitation contract executed or approved by the National Government; (II) demand the fulfillment of the legal and/or contractual obligations applicable with reference to investments, rational exploitation of resources, information, and payment of concession fees and royalties; (III) order the extension of legal and/or contractual terms; and (IV) apply the sanction system set forth in Act number 17319 and its regulation
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(sanctions consisting in fines, suspension of the registration, lapsing of rights and any other sanction provided for in the specifications of the fundamental terms and conditions or in the contracts).” -------
The powers described in the previous paragraph do not limit the rest of the powers derived from the granting authority arising out of Act number 17319 and its regulation. ----------------
On August 5, 2008,  the COMPANIES submitted to the PROVINCE a notice by means of which they applied for the registration in the Provincial Registry of Negotiation of extension of Exploitation Concessions stated in SECTION 1 herein; they attached to said notice the documentation and information provided for in section 4.1 of Executive Order number 822/2008. On March 20, 2009 the PROVINCE communicated to PELSA, in its capacity of operator of said Concessions, the beginning of the negotiation period. As a consequence of said process, it is the intention of the PARTIES to subscribe this MEMORANDUM OF AGREEMENT which shall be subject to the following terms and conditions, pursuant to the powers granted by Provincial Law number 2615. ------------------------------------------------------
THEREFORE THE PARTIES AGREE
SECTION 1: SUBJECT MATTER
The PARTIES agree, pursuant to National Laws 17319, 23696, 24145 and 26197, Provincial Law 2615, National Executive Orders 1055/89, 1212/89, 1589/89, 1285/92, 1287/92, 1291/94, and 1008/94, Administrative Decision of the Chief of the Cabinet of Ministers of the National Executive Power 407/97, and national and provincial laws applicable to the matter, to carry out the renegotiation provided for in Executive Order 822/08 and, consequently, extend the original term of the Exploitation Concessions whose oil fields are located in the territory administered by the PROVINCE which are detailed hereinafter, under the provisions of section 35 of Act 17319, for the term of ten years as provided for “infra”. ----------------------------------------------------------------------------------------------
1.Entre Lomas, granted by Executive Order number 87/91 and Deed Granting Formal Title to the Concession number 64 of the Argentine’s Office of the General Notary dated February 24, 1997, the current Concession Holder being PELSA, with maturity date on January 21, 2016 and extended up to January 21, 2026.  2. Bajada del Palo, granted by Executive Orders number 1769/90 and 263/92, the current Concession Holders being,
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pursuant to file number 3450-2068/07 of the State Secretariat of Energy and Mining of the Province of Neuquén,  PELSA  (73,15%), APCO Argentina Inc. Argentine Branch (23%)  and Petrobras Energía S.A. (3,85%), with maturity date on September 06, 2015 and extended up to September 06, 2025.
SECTION 2:REPRESENTATIONS AND GUARANTEES
The COMPANIES hereby irrevocably represent and guarantee to the PROVINCE that: 1. They shall carry out exploration tasks in the areas of remaining exploration that may exist, corresponding to the licensed areas they own as mentioned in SECTION 1 and the integral assessment of all its reservoirs, with the purpose of tending to increase the reserves, which shall allow an adequate level of production and horizon of said reserves on the basis of the technical-economic viability of the reservoirs. Moreover, in order to exploit their oil fields they shall use the best technology available, by means of a permanent and sustained investment, which shall allow maximizing the extraction of these resources, under conditions of adequate economic profitability, and financial viability, carrying out good practices for the exploitation of the different reservoirs and keeping the necessary care, remedy and protection of the environment.  2. The unified denomination of COMPANIES exists to the end of expressing that each COMPANY undertakes the rights and duties herein provided for exclusively to the extent of their specific participation in the area covered by the exploitation concession they own.  3. Taking into account that PELSA sells its crude oil production almost entirely to its majority shareholder Petrobras Energía SA, for the purposes of calculating the Extraordinary Income, PELSA shall be considered a company incorporated under the provisions of Act 2615. ------------------------------------------The PROVINCE hereby irrevocably represents and guarantees to the COMPANIES that: 1. The COMPANIES shall have the peaceful use and enjoyment of the exploitation and transportation concessions they own, for the whole term of the concession and its
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extension period, and the PROVINCE shall keep the COMPANIES indemnified in case of any claim or action or decision or legislative change that might affect or modify the ownership system that applies to the areas of the concessions within the jurisdiction of the Province of Neuquén, undertaking the obligation to maintain the COMPANIES in full exercise of their rights with relation to said concessions. The PROVINCE has full powers to enter into this Memorandum of Agreement and comply with its obligations hereunder. 2. The execution and fulfillment of this Memorandum of Agreement on the part of the PROVINCE does not breach nor infringe any disposition of any applicable norm whatsoever (notwithstanding the type of norm it may be, including but not limited to federal, provincial and municipal norms), as well as any resolution, decision or judgment of any national or provincial governmental and/or judicial authority. In particular, the PROVINCE represents and guarantees that the extension of the concessions is subject to Acts 17319 and 26197 and that sections 95, 96 and 100 of the Constitution of the Province of Neuquén shall not apply, all this pursuant to the normative prevalence provided for in section 31 of the National Constitution. 3. There is no action, lawsuit, claim, complaint, audit, arbitration, investigation or proceeding (either civil, criminal, administrative, preliminary criminal proceeding or of another kind) which may prevent the PROVINCE from subscribing this Memorandum of Agreement. -----------------------------------------------------
SECTION 3:NEGOTIATION CONDITIONS OF TERM EXTENSIONS
The PARTIES, with reference to the extension of the exploitation concessions mentioned in SECTION 1 hereof, agree as follows: 3.1 INITIAL PAYMENT: PELSA, as operator of the Concessions and acting on behalf of the other COMPANIES, shall pay to the PROVINCE or under its direction to the Trusts or Trust Funds to be set up by the PROVINCE, as initial payment, the total amounts indicated hereinafter, which shall be transferred to the accounts stated by the PROVINCE: A) To the account of the concession fee to enter the area
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(renegotiation concession fee), the amount of United States dollars 6.971.652 (u$s   six million, nine hundred and seventy one thousand, six hundred and fifty two), with the aim of financing infrastructure works, investments under development and projects related to production, tourism, culture, sports, health, security, human, neighborhood, rural, regional and environmental promotion, alternative energies, housing improvements, divisions of land into lots with services, and equipments, and satisfying works and credits originated in productive and regional and social promotion investments. B) To the account for Municipal development and promotion, the amount of United States dollars 1.682.813 (u$s one million, six hundred and eighty two thousand, eight hundred and thirteen), with the aim of financing programs for the promotion of the community and the development of municipalities, works and equipment applicable as set forth by the provincial legislation, with the purpose of environmental cleaning up, drinking water, treatment of waste, electrification, laying of gas pipes, resurfacing work, urbanization, industrial parks and others established by the act that approves this Memorandum of Agreement. C) To the account for the province development and promotion, the amount of United States dollars 2.564.285 (u$s two million, five hundred and sixty four, two hundred and eighty five), with the aim of financing a Development Program with the purpose of ensuring territory integration and environmental care, guaranteeing general welfare and prosperity. (If necessary, these funds shall be intended for financing the aims in point A).  -The payments to these accounts shall be made effective in monthly installments at the sell exchange rate of the Banco Nación Argentina at the close of the third day prior to the payment, according to the following details and conditions: 3.1.1 The first installment shall be paid within the ten first running days after this Memorandum of Agreement becomes effective pursuant to Section 5 herein, in the total amount of United States dollars 590.474 (u$s Five hundred and ninety, four hundred and seventy four). 3.1.2 As from July 2009
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 inclusive, eighteen (18) equal and successive monthly installments shall be paid becoming due within the first ten working days of each month, each one in the amount of United States dollars 590.460  (u$s Five hundred and ninety, four hundred and sixty). 3.1.3 To the effect of providing documentary evidence of the payment obligations undertaken in this SECTION 3.1, within 72 hours as from the date on which this Memorandum of Agreement becomes effective (pursuant to the provisions of SECTION 5), PELSA as operator of the Concessions and acting on behalf of the COMPANIES shall subscribe and deliver to the order of the PROVINCE nineteen (19) promissory notes in accordance with the provisions stated in Annex IV. Each promissory note above mentioned shall be returned by the PROVINCE to PELSA within five working days after the obligation they guarantee is honored by the COMPANY.  3.2 EXTRAORDINARY PRODUCTION ROYALTY: The COMPANIES shall pay the PROVINCE on a monthly basis and in cash THREE PER CENT (3%) of the accountable production of Crude Oil and Natural Gas of each one of the exploitation concessions they own as mentioned in SECTION 1 herein, appraised according to the provisions of section 56, subsection c) paragraph I of Act 17319, upon the specifications set forth herein and the deductions and adjustments provided for in National Executive Order 1671/69 and others in accordance therewith and the provisions of the resolutions of the Energy Secretariat 155/92, 435/04, 188/93, 73/94 and their applicable modifications and substitutions. The payment of the Extraordinary Royalty shall begin to accrue as from the month following the entering into force of the Memorandum of Agreement, and the maturity dates shall operate for the advance payment the fifteenth day of the month following the month of settlement or the following working day if said day is a public holiday. The final declaration shall be on the fifteenth day of the month following the month of settlement or the following working day if said day is a public holiday. The sell exchange rate to be considered shall be that of the Banco Nación Argentina at the close of
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the third working day prior to the compliance with the advance payment.  In case there is a balance in favor of the COMPANIES as Extraordinary Royalty, it shall be deducted from future settlements.
Definitions
Price of Crude Oil: in each period it is the weighted average per volume per sale of Medanito Crude Oil in the domestic and/or foreign market (net of export duties and/or any other tax that may modify or replace them in the future) effectively collected by the COMPANIES in each case, or the usual price in the domestic market of oil produced in the PROVINCE, in case of transfer to oil refineries controlled by the COMPANIES in each case. ----------------------------------------------------------------------------------------------------------------
Price of Natural Gas: in each period it is the weighted average price per volume of sales of natural gas produced by the COMPANIES in the PROVINCE bound for the different domestic and foreign markets (net of export duties and/or any other tax that may modify or replace them in the future) effectively collected, which includes, to date and by way of example, the following segments: Residential, Commercial, GNC (compressed natural gas), Industries, Power Stations, and others, pursuant to Resolution of the State Secretariat number 599/07 as well as the sales carried out in the domestic market through the regulatory mechanisms existing today, (Permanent Additional Injection) Resolution of the State Secretariat number 659/07. ----------------------------------------------------------------------
Transfer without Price: In case a COMPANY does not have commercialization operations in the domestic market of hydrocarbons produced in the province of Neuquén, the prices to be considered for said COMPANY in order to calculate the EXTRAORDINARY PRODUCTION ROYALTY shall be the usual prices for the month in question in the province of Neuquén of the above mentioned hydrocarbons in the domestic market, taking into account, among other aspects, the quality, caloric power, place of delivery and,
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especially in the case of natural gas, the market segment said hydrocarbon is intended for (Industrial, Power Stations, GNC, etc.).
3.3 INVESTMENTS UNDERTAKINGS: The COMPANIES agree to carry out a working plan, with reference to the criteria enumerated in SECTION 2.1, which shall include investments and disbursements for a total amount of United States dollars TWO HUNDRED AND THIRTY-SIX MILLION SIX HUNDRED AND FORTY THOUSAND ( u$s 236,640,000) in the concessions they own as mentioned in SECTION 1, according to the estimate of investments and disbursements enumerated in Annex I, which is an integral part of this Memorandum of Agreement. Said annex contains the items of investments and disbursements for the exploitation of the oil fields projected until the end of the extension of the exploitation concessions mentioned in SECTION 1 hereof, which also includes an investment undertaking in the remaining exploration area (670.85  Km2) of United States dollars FIFTY-SIX MILLION THREE HUNDRED AND EIGHTY THOUSAND (u$s 56,380,000), as long as while the concessions are in force: a) they are not subject to any total or partial reversion, b) the remaining exploration area is not reduced due to an expansion and/or appearance of exploitation lots, pursuant to the provisions of Annex II, which is an integral part of this Memorandum of Agreement, in which case the corresponding adjustments shall be made. The particular cases that may cause the amounts previously stated to be diverted shall be informed to the Application Authority for their consideration and approval. 3.4 CONTROLS: The follow-up of the works, disbursements and investments to be carried out under the concessions mentioned in SECTION 1 shall be inspected and certified whenever necessary in accordance with the norms in effect by the Application Authority or other provincial entities, who shall be entitled to demand the formation of a working group made up by the PARTIES with the aim of making the exercise of the Application Authority more efficient. 3.5 NEUQUÉN
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BUYING: The COMPANIES, under the concessions they own, as mentioned in SECTION 1, shall prioritize the hiring of Labor, Suppliers and Services located in Neuquén, for which the provincial Executive Order number 2700/00 sets forth the minimum conditions with the purpose of sustaining permanent sources of employment dependant on the oil industry and consolidating a competitive local and regional market through strengthening micro, small and medium-sized companies in Neuquén  as well as oil undertakings derived from YPF privatization and the growth of an offer of products, goods and services which link the range of oil workers, producers, industrialists, professionals, businesspeople, works and service companies of all lines of business located in the PROVINCE. However, in the case in which, due to the specificity and/or characteristics of the works to be done (for example, non availability or delivery within the terms required by the operation, security for people and premises, etc.), it is not feasible to hire Labor, Suppliers and Services located in Neuquén, the COMPANIES shall be released from this obligation. In that sense, this obligation shall not be binding in those cases in which the hiring of Labor, Suppliers and Services is more expensive than in other jurisdictions. 3.6 SOCIAL COMPANY RESPONSIBILITY: PELSA as operator of the Concessions and acting on behalf of the COMPANIES shall donate to the Government of the province of Neuquén as Social Company Responsibility while the exploitation concessions are in force the total amount of United States dollars 1.281.250 (u$s One million, two hundred and eighty one, two hundred and fifty) at its own expense, to contribute within the scope of the Government of the province of Neuquén to the development in the fields of education, environment, health, culture, science and research, alternative energies and community development, payable throughout the fiscal years 2009 and 2010, in nineteen (19) equal and successive monthly installments each one of United States dollars 67.434.  (u$s Sixty seven thousand, four hundred and thirty four). The first installment shall be paid within the first
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ten running days after this Memorandum of Agreement becomes effective pursuant to Section 5 herein.  As from July 2009 inclusive, each one of the remaining installments shall be paid within the first ten working days of each month. Upon the request of the Government of the province of Neuquén at its own expense, the contributions shall be allocated for the Trusts or Trust Funds the Government of the province of Neuquén creates to that end.  Furthermore, the Government of the province of Neuquén agrees to regularly inform PELSA as operator of the Concessions and acting on behalf of the COMPANIES about the use given to the funds invested in the above mentioned lines of business. The sell exchange rate to be considered shall be that of Banco Nación Argentina at the close of the third day prior to the payment. 3.7 EXTRAORDINARY INCOME: The PARTIES agree to make additional adjustments to the percentage provided for the Extraordinary Production Royalty, up to a 3% for Crude Oil and/or up to a 3% for Natural Gas, when there is a situation of extraordinary income in Crude Oil and/or Natural Gas or for the increase in the price effectively collected for the sale of Crude Oil and/or Natural Gas, in accordance with the following guideline: ------------------------------------------------------
Crude Oil:
The additional adjustment for Extraordinary Income shall be made effective when the price of Crude Oil is over the prices hereinafter stated: a. The COMPANIES shall pay on a monthly basis and in cash ONE PER CENT in addition to the Extraordinary Production Royalty when the price of Crude Oil reaches or exceeds 78 u$s /bbl and up to 83 u$s /bbl, provided that the Price of the Gas Oil exceeds 0.5546 u$s/l. b. The COMPANIES shall pay on a monthly basis and in cash ONE POINT FIVE PER CENT in addition to the Extraordinary Production Royalty when the Price of the Crude Oil exceeds 83 u$s /bbl and up to 88 u$s /bbl, provided that the Price of Gas Oil exceeds 0.5901 u$s /l. This adjustment is not cumulative with the one mentioned in point a) hereinbefore. c. The
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COMPANIES shall pay on a monthly basis and in cash TWO PER CENT in addition to the Extraordinary Production Royalty when the Price of Crude Oil exceeds 88 u$s/bbl and up to 93 u$s/bbl, provided that the Price of Gas Oil exceeds 0.6257 u$s/l. This adjustment is not cumulative with the one mentioned in points a) and b) hereinbefore. d. The COMPANIES shall pay on a monthly basis and in cash TWO POINT FIVE PER CENT in addition to the Extraordinary Production Royalty when the Price of Crude Oil exceeds 93 u$s/bbl and up to 98 u$s/bbl, provided that the Price of Gas Oil exceeds 0.6612 u$s/l. This adjustment is not cumulative with the one mentioned in points a), b) and c) hereinbefore. e. The COMPANIES shall pay on a monthly basis and in cash THREE PER CENT in addition to the Extraordinary Production Royalty when the Price of Crude Oil exceeds 98 u$s/bbl, provided that the Price of Gas Oil exceeds 0.6967 u$s/l. This adjustment is not cumulative with the one mentioned in points a), b), c) and d) hereinbefore. ---------------------
Definitions: -------------------------------------------------------------------------------------------------------
Price of Crude Oil: in each period it is the weighted average per volume per sales of Medanito Crude Oil in the domestic and/or foreign market (net of export duties and/or any other tax that may modify or replace them in the future) effectively collected by the COMPANIES in each case, or the usual price in the domestic market of oil produced in the PROVINCE, in case of transfer to oil distilleries controlled by the COMPANIES in each case. Up to date for the PROVINCE and by way of example, the Price of Medanito Crude Oil is 47 u$s /bbl. ----------------------------------------------------------------------------------------
Transfer without Price: In case a COMPANY does not have commercialization operations in the domestic market of crude oil produced in the province of Neuquén, the prices to be considered for said COMPANY in order to calculate the EXTRAORDINARY INCOME shall be the usual prices for the month in question in the province of Neuquén of the above
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mentioned oil in the domestic market, taking into account, among other aspects, the quality and place of delivery. ---------------------------------------------------------------------------------
Price of Gas Oil: in each period it is the value corresponding to the Price Before Taxes (P.A.I. – P.B.T Net), that is to say, the price of Sale to the General Public minus Value Added Tax, Tax on Liquid Fuels and Natural Gas, Tax on Gas Oil, Tax on gross income and those taxes that may replace them or be added in the future, transportation charges and commissions, ultra diesel retailer channels, or the one that replaces it in the future, in the City of Buenos Aires in the sale place of gas oil (gas stations) of the last day of the month, published by the Argentine Energy Secretariat, or the entity that replaces it in the future, pursuant to the provisions of Resolution 606/03. In order to determine the value of the P.B.T. Net in dollars, the last dollar sell market price given by Banco Nación Argentina corresponding to the last working day of the relevant month shall be taken into account.   The average Price of the liter of Gas Oil corresponding to the month of July 2008 (published by the Argentine Energy Secretariat (hhtp://energia.mecon.gov.ar/preciosplanta/consultaICLG.asp) is $ 1.0192 equivalent to u$s 0.3341 per liter (exchange rate $ 3.05= 1 United States dollars). -----------------------------
Estimate of EXTRAORDINARY INCOME: The estimate shall be made on the accountable production of Crude Oil of each one of the exploitation concessions mentioned in SECTION 1 herein, appraised in accordance with the Price of Crude Oil (under the definitions in point 3.7 herein), upon the deductions and adjustments provided for in Executive Order 1671/69 and others in accordance therewith, and the provisions of the resolutions of the Energy Secretariat 155/92, 435/04 and their applicable modifications and substitutions. The payment of Extraordinary Income on Crude Oil shall accrue as from the month, inclusive, in which the conditions stated in said point 3.7 are verified and the maturity dates shall operate for the advance payment on the fifteenth day of the month
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following the month of settlement or the following working day if said day is a public holiday. The final declaration shall be on the fifteenth day of the month following the month of settlement or the following working day if said day is a public holiday. The sell exchange rate to be considered shall be that of the Banco Nación Argentina at the close of the third working day prior to the compliance with the advance payment.  In case there is a balance in favor of any COMPANY as Extraordinary Income, it shall be deducted from future settlements. In case in a subsequent month or months the conditions for extraordinary income are not fulfilled, the payment provided for hereinbefore shall not apply.  ---------------
Natural Gas ------------------------------------------------------------------------------------------------------
The additional adjustment in case of Extraordinary Income shall become effective when the Price of Natural Gas produced by the COMPANIES in the PROVINCE reaches a certain percentage of the import price of natural gas from Bolivia (in accordance with the information provided by and/or requested from the Argentine Energy Secretariat and/or ENARSA) according to the following methodology: a. The reference shall be the monthly arithmetic average of the import price of natural gas from Bolivia for the same month of production as the one for the royalties settlement.  b. Extraordinary Income shall be deemed to exist when the weighted average price of Natural Gas (Price of Natural Gas) reaches a certain percentage of the price of the natural gas imported from Bolivia as indicated hereinafter and provided that it arises from an increase in the sale price of Natural Gas in the month of production and not because of a decrease of the import price of the natural gas from Bolivia (with respect to the initial value for the quarter July-September, 2008 of 9.0269  u$s/MMBTU informed by ENARSA). Due to the particular characteristics of the gas market, the comparison stated in this point shall be effected the first days of the month following the month of production in question and in accordance with the following: 1. When the sale price effectively collected by each COMPANY
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exceeds 60% and up to 65% of the value of the price of natural gas imported from Bolivia in the month in question, ONE PER CENT shall be added as Extraordinary Income to the Extraordinary Production Royalty. 2. When the sale price effectively collected by each COMPANY exceeds 65% and up to 70% of the value of the price of natural gas imported from Bolivia in the month in question, ONE POINT FIVE PER CENT shall be added as Extraordinary Income to the Extraordinary Production Royalty. This adjustment is not cumulative with the one set forth in point 1) hereinbefore.  3. When the sale price effectively collected by each COMPANY exceeds 70% and up to 75% of the value of the price of natural gas imported from Bolivia in the month in question, TWO PER CENT shall be added as Extraordinary Income to the Extraordinary Production Royalty. This adjustment is not cumulative with the one set forth in points 1) and 2) hereinbefore.  4. When the sale price effectively collected by each COMPANY exceeds 75% and up to 80% of the value of the price of natural gas imported from Bolivia in the month in question, TWO POINT FIVE PER CENT shall be added as Extraordinary Income to the Extraordinary Production Royalty. This adjustment is not cumulative with the one set forth in points 1), 2) and 3) hereinbefore. 5. When the sale price effectively collected by each COMPANY exceeds 80% of the value of the price of natural gas imported from Bolivia in the month in question, THREE PER CENT shall be added as Extraordinary Income to the Extraordinary Production Royalty. This adjustment is not cumulative with the one set forth in points 1), 2), 3) and 4) hereinbefore. ---------------------------------------------------------------
Definitions --------------------------------------------------------------------------------------------------------
Price of Natural Gas: in each period it is the weighted average price per volume of sales of Natural Gas produced by the COMPANIES in the concessions they own in the PROVINCE bound for the different domestic and foreign markets (net of export duties and/or any other tax that may modify or replace them in the future) effectively collected by the
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COMPANIES, which includes, to date and by way of example, the following segments: Residential, Commercial, GNC (compressed natural gas), Industries, Power Stations, and others, pursuant to Resolution of the State Secretariat number 599/07 as well as the sales carried out in the domestic market through the regulatory mechanisms existing today, (Permanent Additional Injection) Resolution of the State Secretariat number 659/07. --------
Transfer without Price: In case a COMPANY does not have commercialization operations in the domestic market of natural gas produced in the province of Neuquén, the prices to be considered for said COMPANY in order to calculate the EXTRAORDINARY INCOME shall be the usual prices for the month in question in the province of Neuquén of the above mentioned natural gas in the domestic market, taking into account, among other aspects, the caloric power, place of delivery and the market segment said natural gas is intended for (Industrial, Power Stations, GNC, etc.). ---------------------------------------------------------------
Estimate of EXTRAORDINARY INCOME: The estimate shall be made on the accountable production of Natural Gas of each one of the exploitation concessions mentioned in SECTION 1 herein, appraised in accordance with the Price of Natural Gas (under the definitions in point 3.7 herein), upon the deductions due to transportation charges, compression and others provided for in National Executive Power Order 1671/69 and others in accordance therewith, and the deductions applicable under the resolutions of the Energy Secretariat 188/93, 73/94 and their modifications and substitutions. The payment of Extraordinary Income on Natural Gas shall accrue as from the month, inclusive, in which the conditions stated in said point 3.7 are verified and the maturity dates shall operate for the final declaration on the fifteenth day of the month following the month of settlement or the following working day if said day is a public holiday. The sell exchange rate to be considered shall be that of the Banco Nación Argentina at the close of the third working day prior to the payment.  In case there is a balance in favor of any COMPANY as
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Extraordinary Income, it shall be deducted from future settlements. In case in a subsequent month or months the conditions for extraordinary income are not fulfilled, the payment provided for hereinbefore shall not apply.  ----------------------------------------------------
3.8  ENVIRONMENT: The COMPANIES, with respect to the concessions mentioned in SECTION 1 that they own, shall remedy the environmental impacts in accordance with the remediation plans and compliance schedule provided for in Annex III, which is an integral part of this Memorandum of Agreement, excluding those arising out of the exploitation carried out before the granting of the respective concessions and the privatization set forth in Acts 23696 and 24145, and supplementary norms and those norms derived therefrom.  In that sense, the COMPANIES agree to apply good operative practices with the purpose of minimizing and remedying any likely environmental impacts. A commission shall be formed which shall be made up by PELSA as operator of said Concessions and acting on behalf of the COMPANIES, and the State Secretariat of Natural Resources of the province, which in a two-year term shall revise the existence or not of other likely environmental impacts related to the hydrocarbon activity, such as, abandonment of wells, locations, surface facilities, works in quarries, pipelines, fertile soil, and subsoil, among others.  3.9  REVERSION OF SUPPLEMENTARY EXPLORATION AREAS: Notwithstanding the right of the COMPANIES to revert in whole or in part supplementary exploration areas, the PARTIES ratify the current boundaries and areas of the Concessions which are the subject matter hereof, with relation to the investment undertakings agreed upon by the COMPANIES by means of this Memorandum of Agreement and with reference to the geological knowledge of the COMPANIES which place it as the best option to carry out supplementary exploration under the different exploitation concessions.  3.10 ROYALTY FOR THE INDUSTRIAL USE OF PUBLIC WATER: PELSA, as operator of the concessions mentioned in SECTION 1 and acting on
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behalf of the COMPANIES, shall pay the corresponding royalty for the industrial use of water.  3.11 AGGREGATES EXTRACTION: PELSA acquires from third parties the aggregates it employs in its operation; however, it agrees to pay the PROVINCE for the arid extraction on fiscal lands it might use in the future.  3.12 The agreements entered into by the COMPANIES in this SECTION 3 shall be binding upon the condition that there is no percentage increase either direct or indirect of the hydrocarbon royalties currently set forth in Act 17319. Consequently, in case there is a future percentage increase of the royalties, the Extraordinary Production Royalty and /or Extraordinary Income shall be reduced in proportion to said increase.  ---------------------------------------------------------------
SECTION 4:                                INFORMATION TO BE PROVIDED TO THE APPLICATION AUTHORITY
While this Memorandum of Agreement is in force, the COMPANIES shall comply in proper time and form with the duty to provide the Application Authority with the technical documentation, information and programs in accordance with the provisions of the provincial and national norms in force.  --------------------------------------------------------------------
SECTIO N 5:                                TERM OF LEGAL EFFECT
The Renegotiation Technical Commission subscribes this document subject to the approval of the State Secretariat of Natural Resources. Once ratified by the State Secretariat of Natural Resources, this document shall be submitted to the Executive Power of the province for its approval pursuant to the applicable laws. The Memorandum of Agreement shall be deemed properly executed and shall become legally effective as from the notification by reliable means to the COMPANIES. In case the approvals before mentioned were not obtained by July 31, 2009, this Memorandum of Agreement shall remain without any legal effect whatsoever upon the PARTIES, and shall not raise any liability whatsoever on their part. It is also stated that this Memorandum of Agreement shall only be modified upon the prior express consent in writing of both PARTIES.
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SECTION 6:                                STAMP TAX
In order to assess the stamp tax, the tax base of this Memorandum of Agreement is the amount of United States dollars 11.218.754 (u$s eleven million, two hundred and eighty thousand, seven hundred and fifty four). Under section 232 of the Tax Code, the documents enumerated in SECTION 3, subsection 3.1.3, any written instrument ratifying this document and any other taxable act which might be deemed as arising from this document shall be exempted.  --------------------------------------------------------------------------
SECTION 7:                                BREACH OF DUTIES
7.1           Breach of the COMPANIES related to the concessions they own mentioned in SECTION 1.  In case of repeated substantial and unjustified breach of the obligations undertaken in 3.1, 3.2, 3.3, 3.6, and 3.7 of this Memorandum of Agreement, said breach shall be deemed grounds for the lapse of the term extensions agreed upon herein with reference to the corresponding concession, pursuant to the provisions set forth in sections 80 and 87 of Act 17319 and others in accordance therewith. Prior to declaring the lapse, the PROVINCE shall notify the corresponding COMPANY so that it can rectify the alleged violations within a reasonable time period. The sanctions set forth in the above mentioned sections shall be imposed by the provincial application authority.  With respect to the rest of the obligations and agreements undertaken by the COMPANIES in this Memorandum of Agreement, the sanctions hereinbefore stated shall not apply but their fulfillment shall be demanded through the competent administrative or judicial channels.  7.2 Breach of the PROVINCE.  If any representation or guarantee made by the PROVINCE under SECTION 2 of this Memorandum of Agreement is, or might turn out to be, inaccurate and affects the terms and/or legal effect of this Memorandum of Agreement, or the PROVINCE breaches in a substantial and unjustified way any of the obligations it agreed upon pursuant to this Memorandum of Agreement, then the corresponding COMPANY shall notify said breach to
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the PROVINCE so that it can rectify the breach within a reasonable time period.  Should the breach not be rectified within said reasonable time period, the whole amounts paid by said COMPANY under the provisions of this Memorandum of Agreement (including but not limited to the Initial Payment to the PROVINCE, the payment of Extraordinary Production Royalties and other components of the consideration undertaken by said COMPANY under this Memorandum of Agreement) plus corresponding interest and other compensation for damages (among others, non-redeemed investments) shall be immediately reimbursed to said COMPANY by the PROVINCE, at their value in United States dollars. Moreover, in such a case, the Memorandum of Agreement shall be deemed rescinded with respect to said COMPANY as regards the corresponding Concession it owns retroactively to the date of its subscription, all the rights and duties of said COMPANY going automatically back to their state prior to the subscription of the Memorandum of Agreement, in accordance with the original terms under which the COMPANY was granted the relevant Exploitation Concession.  ------------------------------------
SECTION 8:                                APPLICABLE LAW.  DISPUTE SOLUTION  ------------------------------------------
8.1 This Memorandum of Agreement shall be subject to and construed in accordance with the laws of the Argentine Republic.  8.2 Any dispute related to the construction, legal effect and/or validity of this Memorandum of Agreement, with the exception of the payments provided for in SECTIONS 3.1 and 3.6, shall be exclusively resolved, and not subject to appeal, by way of arbitration, upon the request of any of the Parties.  8.3 The arbitration process shall commence upon the notification of one Party to the other informing the latter that it wishes to submit the dispute to arbitration and appointing an arbitrator. The Party notified shall answer within ten (10) working days appointing in turn another arbitrator. In case one Party does not appoint the corresponding arbitrator in due time, said arbitrator shall be appointed pursuant to the Arbitration Regulatory Frame of the
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International Chamber of Commerce (ICC).  The arbitrators so appointed shall elect a third arbitrator. In case the two (2) arbitrators appointed by the Parties cannot agree on said appointment within a term of ten (10) working days as from the appointment of the second arbitrator, the third arbitrator shall be appointed in accordance with the Arbitration Regulatory Frame of the International Chamber of Commerce (ICC). The arbitrators shall be persons with renowned experience and qualifications in technical questions related to hydrocarbon exploration, development, exploitation and commercialization.  Once the arbitrators are appointed, the PARTIES shall subscribe an Arbitration Agreement which shall provide for the following, among others:  (1) The matters to be submitted to arbitration.  (2) Except upon agreement to the contrary, the arbitration process shall be conducted in the City of Neuquén and in Spanish.  (3) The procedure shall be in accordance with the Arbitration Regulatory Frame of the International Chamber of Commerce (ICC).  (4) Any procedural aspect not provided for in the regulatory frame above mentioned shall be resolved pursuant to the laws of the place of arbitration.  (5) The decision of the arbitrators shall not be subject to appeal, it shall be final and binding on the PARTIES.  The PARTIES shall waive any right whatsoever to raise a motion, defense and/or claim whatsoever pursuant to section 760 of the Civil and Commercial Procedural Code of the Argentine Republic.  (6) The arbitration award shall include the payment of interest as from the date of breach of the Agreement up to its effective payment, as may be stated therein. (7) The arbitration award shall be acknowledged and enforceable in any competent jurisdiction with respect to the bound Party its assets. ----------------------------------
The Arbitration Agreement shall be subscribed within thirty (30) days after the appointment of the arbitrators, and in case an agreement cannot be reached, said Arbitration Agreement shall be decided by the President of the International Chamber of Commerce. -
SECTION 9:                                MISCELLANEA --------------------------------------------------------------------------------
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This Memorandum of Agreement and its Annexes set forth all the rights and duties of the PARTIES and constitute the total, sole and final agreement between the PARTIES on the subject matter hereof. In consequence, its terms shall prevail over any other agreement and/or norm prior to the execution of this Memorandum of Agreement with relation to the subject matter of this Memorandum of Agreement.  In connection with Section 4.2.1 of Annex I of Executive Order number 822/2008, the PARTIES agree that the case law of the Supreme Court of Justice of the Argentine Republic shall be applicable pursuant to court judgments “Petrolera Pérez Companc S.A. v. Province of Neuquén on Declaratory Action” (Court File number P. 502 XXXV), “Shell Compañía Argentina de Petróleo S.A. v. Province of Neuquén on Unconstitutionality Action” (Court File number S. 1077 XXXVI), “Transportadora de Gas del Sur S.A. v. Province of Santa Cruz on Declaratory Action of Certainty” (Court File number T. 352 XXXV), “Yacimientos Petrolíferos Fiscales S.A. v. Province of Tierra del Fuego on Declaratory Action of Unconstitutionality” (Court File number Y. 16 XXXIV).  With the exception of what has been expressly stated in this Memorandum of Agreement, none of its terms shall be construed as a waiver or modification of the rights of the COMPANIES in their capacity of Licensees and the PROVINCE in its capacity of Licensor respectively, pursuant to National Laws 17319, 23696, 24145 and 26197, National Executive Power orders 1055/89, 1212/89, 1589/89, 1285/92, 1287/92, 1291/94 and 1008/94 and Administrative Decision of the Chief of the Cabinet of Ministers of the National Executive Power number 407/97. It is hereby expressly stated that the subject matter of this Memorandum of Agreement is to carry out the renegotiation provided for in Executive Order 822/08 and provincial law 2615, and consequently, the extension of the terms of the concessions set forth in SECTION 1 herein pursuant to the provisions of section 35 of Act 17319, there existing in consequence, no novation of rights or duties whatsoever.  All reference to laws, executive orders and/or
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resolutions made under this Memorandum of Agreement includes the norms that may likely amend them in the future, except when said norms substantially alter the financial economic equation upon which the agreements undertaken by the COMPANIES are based.  The conditions agreed upon in this document by the PROVINCE towards the COMPANIES have considered the technical, geological and economic particular characteristics of the exploitation under the concessions enumerated in SECTION 1.  The Parties shall negotiate the Extraordinary Royalty and the Extraordinary Income in case new provincial taxes apply alter this Memorandum of Agreement comes into effect and which alter the economic equation of the COMPANIES in their activity in the Province of Neuquén.  It is herein stated that the agreements undertaken by the COMPANIES under this Memorandum of Agreement are entered into pursuant to the provisions of section 56 subsection a) of Act 17319.  All sums of money that shall be paid by the COMPANIES under this document shall be paid in Argentine pesos at the exchange rate established in each case, to the accounts the province states within the territory of the Argentine Republic.  The PARTIES subscribe five copies of this agreement, of the same tenor and to only one effect, in the place and on the date stated in the heading hereof.  ----
/s/ Mr. Héctor Mendiberri
/s/ Mr. Juan Carlos Nayar
/s/ Mr. Alex Valdez
/s/ Mr. José Gabriel López
/s/ Mr.  Ricardo Dardo Esquivel
/s/ Mr. Oscar  Aníbal Vicente
/s/ Mr. José Pantano
/s/ Mr. Marcelo Daniel Sampataro
/s/ Mr. Ernesto Alejandro Hermo

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ANNEX I.
Estimate of investments and accrued disbursements relating to  concession extension areas and their corresponding remaining areas in the Province of Neuquén. --------------------
Table values in accrued million dollars

Total Annex I.

Three-year period	Investments in Remaining Exploration Acreage	Total Investments and Disbursements	Total
At Dec. 2011	10,06	40.08	50,14
At Dec. 2014	20,13	84.77	104.90
At Dec. 2017	30,19	123.11	153.30
At Dec. 2020	40,25	144.64	184.89
At Dec. 2023	50,31	165.05	215.36
At Dec. 2025	56,38	180.26	236.64
Total (2008 to 2025)	56,38	180.26	236.64

The reported amount shall be allocated to exploration and development of oil and gas reserves, hydrocarbon production, separation, conditioning and transport facilities as well as any such other facilities promoting hydrocarbon extraction, operation and maintenance of facilities, environmental remediation and protection, and other facilities that are directly related to hydrocarbon operations. The above-referred program includes expenses incurred by COMPANIES as from September 1, 2008.
ANNEX  II
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EXPLORATION INVESTMENTS IN THE CONCESSION
Article 1.  Payment of the option royalty as a result of keeping the remaining concession area (Decree 820/98) is not a sufficient condition to keep it if no exploration investments are made.----

Article 2. As detailed in Annex I, as from 2009, all years until the concession period has expired, including its extension, the concession holder shall invest in exploration activities an amount which is not less than a work unit (WU) per km2 of the remaining surface. At the concession holder’s request, the Application Authority (AA) shall determine, if applicable, if investments from the last four-month period in 2008 should be included.----

Article 3. Each WU is equivalent to u$s 5,000, which amount shall be updated by the State Energy Secretariat.

Article 4. Where work units executed during a year are higher than requested, they may be carried over to the next 5 years and shall be adjusted in the event of updating, as set forth article 3.

Article 5. In the event the concession holder is unable to comply with the investment undertaking for the then current year, the concession holder shall submit a guarantee before the AA so as to carry over its obligations to the next five years (maximum). Upon expiration of the secured term, the AA may execute the guarantee.

Article 6. In the event the concession holder fails to comply with the provisions of this Annex, the concession holder shall lose its rights over the remaining exploration area, which shall be returned to the provincial State.
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Article 7. The WU shall cover geological and geophysical work,  high risk outpost and exploratory wells and any newly drilled well, excluding any type of reinterpretations, which shall be submitted before the AA for approval.

Article. 8 In the event exploratory work within the concession’s exploitation block is conducted, the AA shall account for such work, if applicable, as work units within the remaining exploration area; the same criteria shall be adopted in connection with jobs which, due to their approach or degree of risk in field development, their acceptance is justified (for example, if exploratory work is conducted across deeper horizons than  currently producing ones within the exploitation block, such work shall be accounted for by the AA as work units within the remaining exploration area).

Article. 9 The concession holder may gather its concessions together by giving prior notice thereof to the AA for the purpose of interchanging WU among the concessions in the event no exploratory work is conducted in one such concession. This shall not release the concession holder from its obligation to make investments in the amount of the WU to be performed therein

Article. 10 Investments and works to be carried out within the concession shall be inspected and certified by the AA, for which purpose AA may request, in the event there is any remaining area, the creation of a work team composed of both AA personnel and the operator/concession holder. One WU per month shall be designed for this purpose, the amount of which shall be borne by the operator/concession holder  so as to cover any expenses and fees contributing to the above-referred purpose. The total amount shall be stated as annual investment in exploration.

Article. 11 The concession holder shall be entitled to revert, either in whole or in part, exploratory acreage which is supplementary to concessions.
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Evaluation of Work Units

Geophysical Work

Type of work	Equivalent in WU
2D seismic recording (km)	1
2D seismic reprocessing (km)	0.05
3D seismic recording (km2)	4
3D seismic reprocessing (km2)	0.1
2D special processing (AVO, trace inversion) (km)	0.2
3D special processing (AVO, trace inversion) (km2)	0.5
Surface geochemistry (sample)	0.1
Land Magnetic/Gravity Surveying (km2)	0.06
Magnetic/Gravity Surveying (line km flown)	0.06

Exploratory Wells

Well Depth (meters)	Equivalent (WU)
500	100
1000	220
2000	340
3000	850
4000	1200
5000	2000
6000	3000

In order to calculate WUs between two depths, a linear projection method between two subsequent depths will be used; for instance, between 500 and 1000 meters or between 3000 and 4000 meters, etc.

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ANNEX III.

ENVIRONMENTAL IMPACTS AND/OR ISSUES AND REMEDIATION PLAN

ENTRE LOMAS AREA
Identification	Location	Date of Occurrence	Coordinates	Extent	Remarks
Amount	Unit
Oil sludge stockpiling	Battery 1 EL	N/A	38° 01’ 08.3” South Latitude -68° 19’ 28.6” West Longitude	1450	m3	(5)
Oil sludge stockpiling	Sludge enclosure EC	N/A	37° 53’ 58.8” South Latitude -68° 25’ 34.6” West Longitude	1700	m3	(1)
Well abandonment	EC-9	N/A	37° 54' 25.8'' South Latitude -68° 24' 18.0'' West Longitude	1	u.
Well abandonment	EL-6G	N/A	38° 00' 41.1'' South Latitude -68° 16' 57.5'' West Longitude	1	u.
Old Pits	LO -10	1971	37° 56’ 49.7” South Latitude -68° 23’ 28.7’’ West Longitude	0,5	ha.	(4)
Old Pits	EL-40	1981	37° 58’ 16.8” South Latitude -68° 22’ 29.8” West Longitude	5	ha.	(2) (4)

BAJADA DEL PALO AREA
Identification	Location	Date of Occurrence	Coordinates	Extent	Remarks
Amount	Unit
Oil sludge stockpiling	Sludge enclosure ABP	N/A	38° 13' 03.9'' South Latitude - 68° 30' 59.8'' West Longitude	200	m3
Old Pits	BMo-5	1984	38° 12’ 39.2” South Latitude -68° 30’ 58.9” West Longitude	0,7	ha.	(3)
Old Pits	BMo-6	1984	38° 14’ 14.7” South Latitude -68° 31’ 57.3” West Longitude	0,5	ha.	(3)
Old Pits	BMo-8	1984	38° 13’ 42.3” South Latitude -68° 31’ 54.1” West Longitude	2	ha.	(3)
Old Pits	BMo-9	1985	38° 13’ 34.9” South Latitude -68° 31’ 03.8” West Longitude	0,5	ha.	(3)
Old Pits	BMo-14	1985	38° 13’ 38.8” South Latitude -68° 30’ 05.6” West Longitude	0,3	ha.	(3)
Old Pits	MM-3	1984	38° 13’ 34.5” South Latitude -68° 35’ 52.6” WEST LONGITUDE	0,2	ha.	(3)
Old Pits	Gas pipeline in MM area	N/A	38° 13’ 27.1” South Latitude -68° 33’ 48.9” West Longitude	0,4	ha.	(3)
Old Pits	Opazo (Provincial Highway No 8)	N/A	38° 11’ 11.7’ ’ South Latitude -68 °22’ 08.6’’ West Longitude	0,3	ha.	(4)
Old Pits	Opazo (PSN Road path down)	N/A	38° 12 ’24.2’’ South Latitude -68° 26’ 41.5’’ West Longitude	0,5	ha.	(4)
Old Pits	Tanuz (Provincial Highway No 8)	N/A	38° 11’ 09.6” South Latitude -68° 21’ 55.8” West Longitude	0,4	ha.	(4)
Old Pits	PSN-1	1985	38° 12’ 22.8” South Latitude -68° 25’ 25.2” West Longitude	0,3	ha.	(3)
Old Pits	Enclosure	1984	38° 13’ 02.1” South Latitude -68° 30’ 50.8” West Longitude	1,5	ha.	(3)

(1) Currently with ongoing remediation work.
(2) Partially existing pit pursuant to Art 3.8.
(3) Pre-existing pit pursuant to Art. 3.8
(4) Privately-owned pit
(5) Remediation work completed with no remaining impact.
REMEDIATION PROGRAM

2009	2010	2011	+2011
1st six-month period	2nd. six-month period	1st six-month period	2nd. six-month period	1st six-month period	2nd. six-month period
Treatment of oil sludge in enclosure EL 1
Treatment of oil sludge in enclosure EC
Pit Remediation Study. EIA. Environmental License.
Pit conditioning
Sludge disposal in a pit after sludge remediation
Abandonment of EC-9 Well
Abandonment of EL-6G Well

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ANNEX IV

PROMISSORY NOTES DETAILS

The promissory notes referred to in paragraph 3.1.3 of Article 3 shall be due and payable on the same date as that of the rates securing them.
I HEREBY CERTIFY that this translation is a true and correct English version of the attached document in Spanish. Buenos Aires, June 26, 2009. [In Spanish only for authentication purposes:] ES TRADUCCIÓN FIEL al idioma inglés del documento adjunto, redactado en idioma castellano, que he tenido a la vista y al cual me remito en Buenos Aires el día 26 de junio de 2009.

/s/ Silvia Susana Real
[translator’s stamp]